                                            CUSIP NO. 92267K100

                                            -----------------------------------
                                            4OMB APPROVAL
                                            -----------------------------------
                                            OMB Number:. . . . . . . .3235-0145
                                            Expires: . . . . . October 31, 1994
                                            Estimated average
                                            burden hours per form. . . . .14.90
                                            -----------------------------------

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. #6)*

                                    VENGOLD, INC.
- --------------------------------------------------------------------------------
                                    Name of Issuer


                                     COMMON STOCK
- --------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      92267K100
- --------------------------------------------------------------------------------
                                     CUSIP Number

                  ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
- --------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                     MAY 5, 1997
- --------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

- -------------------------------------------------------------------------------
                                 SCHEDULE 13D
- -------------------------------------------------------------------------------
         CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      2,296,400
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   2,296,400
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,296,400
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.7%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                 SCHEDULE 13D
- -------------------------------------------------------------------------------
         CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      2,2996,400 (includes shares held of record
     REPORTING                     by The Robertson Stephens Orphan Fund of
    PERSON WITH                    which Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors,
                                   Ltd. are the General Partners. See Item 5.)
                             --------------------------------------------------
                                9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                    2,296,400
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,296,400
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.7%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CAYAMAN ISLANDS
- -------------------------------------------------------------------------------
     NUMBER OF                 7   SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8   SHARED VOTING POWER
      BY EACH                      400,000
     REPORTING               --------------------------------------------------
    PERSON WITH                9   SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER
                                   400,000
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     400,000
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     .5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Contrarian Fund
     Tax I.D.
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     6,042,400
     REPORTING               --------------------------------------------------
    PERSON WITH                9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  6,042,400
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,042,400
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     7.1%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orpahn Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is the General Partner. Includes shares
                                  held of record by The Robertson Stephens
                                  Contrarian Fund of which Robertson Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orphan Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P. is
                                  the General Partner.  Includes shares held of
                                  record by The Robertson Stephens Contrarian
                                  Fund of which Robertson Stephens & Co.
                                  Investment Management, L.P. is investment
                                  adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC & PF
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     5,000
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orphan Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P. is
                                  the General Partner.  Includes shares held of
                                  record by The Robertson Stephens Contrarian
                                  Fund of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is investment
                                  adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  5,000
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP NO. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orphan Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P. is
                                  the General Partner. Includes shares held of
                                  record by The Robertson Stephens Contrarian
                                  Fund of which Robertson Stephens & Co.
                                  Investment Management, L.P. is investment
                                  adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orphan Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P. is
                                  the General Partner. Includes shares held of
                                  record by The Robertson Stephens Contrarian
                                  Fund of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is investment
                                  adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orphan Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P. is
                                  the General Partner. Includes shares held of
                                  record by The Robertson Stephens Contrarian
                                  Fund of which Robertson Stephens & Co.
                                  Investment Management, L.P. is investment
                                  adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                                     SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 92267K100
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY

- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    8,738,800 (includes shares held of record by
    PERSON WITH                   The Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Orphan Offshore Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P. is
                                  the General Partner. Includes shares held of
                                  record by The Robertson Stephens Contrarian
                                  Fund of which Robertson Stephens & Co.
                                  Investment Management, L.P. is investment
                                  adviser. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  8,738,800
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,738,800
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     10.3%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 92267K100                page 14 of 21

ITEM 1:  SECURITY AND ISSUER.

    This Schedule 13D is filed with respect to the Common Stock of Vengold, Inc. (The "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

    The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co., L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Orphan Offshore Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), The Robertson Stephens Contrarian Fund and RS&Co., Inc.'s five shareholders, Messrs. Sanford
R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The Schedule is being filed based on a change in the number of shares of the company that are issued and outstanding.

    This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially owned, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

    Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors Ltd. are the General Partners.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

II. (a) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands limited partnership. Robertson, Stephens & Co. Investment Management, L.P. is the General Partner.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

Cusip No. 92267K100                page 15 of 21

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

III. (a) Robertson Stephens Contrarian Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


IV.  (a)  Bayview Investors Ltd., is a California limited partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Co. Investment
          Management, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VI.  (a)  Paul H. Stephens.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

Cusip No. 92267K100                page 16 of 21

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VIII.(a)  Michael G. McCaffery.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IX.  (a)  G. Randy Hecht.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

Cusip No. 92267K100                page 17 of 21

     (e)  No civil or administrative proceedings.

X.   (a)  Kenneth R. Fitzsimmons.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:  PURPOSE OF TRANSACTION:

    This Schedule is being filed based on a change in the ownership position of the funds due to an increase in shares outstanding of common stock. The reporting persons may buy or sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

    (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                             No. of Shares
    Name of                                                   Beneficially       Percentage of
    Beneficial Owner                                              Owned            Class(1)
    The Robertson Stephens Orphan Fund                         2,296,400 (2)         2.7%
    The Robertson Stephens Orphan Offshore Fund                  400,000 (3)          .5%
    The Robertson Stephens Contrarian Fund                     6,042,400 (4)         7.1%
    Robertson Stephens & Co. Investment Management, L.P.       8,738,800 (5)        10.3%
    Bayview Investors Ltd.                                     2,296,400 (6)         2.7%
    Robertson Stephens & Co. Incorporated                      8,738,800 (7)        10.3%
    Paul H. Stephens                                           8,743,800 (8)        10.3%
    Sanford R. Robertson                                       8,738,800 (9)        10.3%
    Michael G. McCaffery                                       8,738,800 (10)       10.3%
    G. Randy Hecht                                             8,738,800 (11)       10.3%
    Kenneth R. Fitzsimmons                                     8,738,800 (12)       10.3%

Cusip No. 92267K100                page 18 of 21

 (1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 84,962,366 shares of Common Stock of the Issuer outstanding as of September 3, 1997. In addition, ownership percentages include Contrarian Fund's ownership of 1,286,000 warrants and the Orphan Fund's ownership of 572,000 warrants.

 (2) The Robertson Stephens Orphan Fund is a California limited partnership.

 (3) The Orphan Offshore Fund is a Cayman Islands limited partnership.

 (4) The Robertson Stephens Contrarian Fund is a registered investment company. Robertson, Stephens & Co. Investment Management, L.P. is the registered investment manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

 (5) Robertson, Stephens & Co. Investment Management, L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Orphan Offshore Fund, and is deemed to have shared dispositive power over 8,738,800 shares of the Company.

 (6) Bayview Investors, Ltd. is a California Limited Partnership, and as General Partner of The Robertson Stephens Orphan Fund and is deemed to have shared dispositive power over 2,296,400 shares of the Company.

 (7) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 8,738,800 shares of the Company.

 (8) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 8,743,800 shares of the Company held by the Funds as well as sole voting power over 5,000 shares held personally. He is also a shareholder of Robertson, Stephens & Company Inc.

 (9) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 8,738,800 shares of the Company held by the Funds.

(10) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 8,738,800 shares of the Company held by the Funds.

(11) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 8,738,800 shares of the Company held by the Funds.

(12) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over8,738,800 shares of the Company held by the Funds.

Cusip No. 92267K100                page 19 of 21

    (c) None of the filing parties have engaged in any transactions by the filing parties in the last 60 days.


    Entity       Date        Shares        Price        Transaction


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Please refer to Item 5.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     The following exhibits are filed herewith:

     Exhibit A - Agreement of Joint Filing

Cusip No. 92267K100                page 20 of 21

ITEM 8.  SIGNATURE PAGE.

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   September 8, 1997

         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
         PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS CONTRARIAN FUND,
         A REGISTERED INVESTMENT COMPANY
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
              -----------------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

Cusip No. 92267K100                page 21 of 21

              Paul H. Stephens*
              -----------------------
              Paul H. Stephens

              Sanford R. Robertson*
              -----------------------
              Sanford R. Robertson

              Michael G. McCaffery*
              -----------------------
              Michael G. McCaffery

              G. Randy Hecht*
              -----------------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
              -----------------------
              Kenneth R. Fitzsimmons




*By:     _____________________________
         Robert C. Greenwood
         Pursuant to Power of Attorney
         Previously Filed

                                EXHIBIT A

                        AGREEMENT OF JOINT FILING

    The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of Vengold, Inc. held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company Investment Management, L.P., and Robertson, Stephens & Company, Incorporated.

Dated:   September 8, 1997


    THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
    PARTNERSHIP.
    By   Robertson, Stephens & Company, L.P.
    By   Robertson, Stephens & Company, Incorporated

    By:  Paul H. Stephens*
         ----------------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, A CAYMAN ISLANDS
    LIMITED PARTNERSHIP.
    By   Robertson, Stephens & Company, L.P.
    By   Robertson, Stephens & Company, Incorporated

    By:  Paul H. Stephens*
         ----------------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
    By   Robertson, Stephens & Company, L.P.
    By   Robertson, Stephens & Company, Incorporated

    By:  Paul H. Stephens*
         ----------------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A
    CALIFORNIA LIMITED PARTNERSHIP.
    By   Robertson, Stephens & Company, Incorporated

    By:  Paul H. Stephens*
         ----------------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    ROBERTSON, STEPHENS & COMPANY, INCORPORATED

    By:  Paul H. Stephens*
         ----------------------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

         Paul H. Stephens*
         ----------------------------
         Paul H. Stephens

         Sanford R. Robertson*
         ----------------------------
         Sanford R. Robertson

         Michael G. McCaffery*
         ----------------------------
         Michael G. McCaffery

         G. Randy Hecht*
         ----------------------------
         G. Randy Hecht

         Kenneth R. Fitzsimmons*
         ----------------------------
         Kenneth R. Fitzsimmons





*By _____________________________
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed